Exhibit 10.1

February 14, 2008

Paul A. Lacourciere

19 Atlantic Avenue, Suite 12

Hampton, NH 03842

Dear Paul:

In connection with your resignation from employment with Watts Water Technologies, Inc. (the “Company”) as of Friday, February 29, 2008, you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter agreement as Attachment A if you sign and return this letter agreement to Gregory Michaud no earlier than February 29, 2008 but by March 7, 2008 and it becomes binding between the Company and you.  By signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this letter agreement will become a binding agreement between the Company and you upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement no earlier than February 29, 2008 but by March 7, 2008 or if you revoke your acceptance of this letter agreement during the revocation period, you shall not receive any severance benefits from the Company.  You will, however, receive payment on your resignation date for any wages and unused vacation time accrued through the Resignation Date (as defined herein).  Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  If you choose not to sign, all premium costs for COBRA shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability insurance, will cease upon your Resignation Date.

You currently have vested stock options for purchase of 24,000 shares under the Company’s 1996 Stock Option Plan and 20,000 shares under the Company’s 2004 Stock Incentive Plan. Pursuant to the Company’s 1996 Stock Option Plan and your stock option agreements, you will have up to your Resignation Date of February 29, 2008 to exercise the vested stock options you have that were issued under the 1996 Stock Option Plan.  All vested and unvested stock options under the 1996 Stock Option Plan will be cancelled on the Resignation Date.

Pursuant to the Company’s 2004 Stock Incentive Plan, you will have six (6) months from your Resignation Date to exercise the options that were issued under the 2004 Stock Incentive Plan and that are vested as of your Resignation Date. All unvested stock options will be cancelled and all unvested shares of restricted stock will be forfeited to the Company on the Resignation Date.

Pursuant to the terms of the Management Stock Purchase Plan, your non-vested restricted stock units (RSUs) will be cancelled on the Resignation Date and you will receive a cash payment equal to the number of such non-vested RSUs multiplied by the lesser of (a) 67% of the fair market value of the Company’s Class A Common Stock on the date the RSUs were purchased plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in the Wall Street Journal) in effect on the purchase date and each anniversary thereof, or (b) the fair market value of the Class A Common Stock on the Resignation Date. Your vested RSUs will be converted to shares of the Company’s Class A Common Stock and issued to you. As a result of the American Jobs Creation Act of 2004, because you are an officer of the Company, the distribution of this cash payment for any unvested RSUs and the issuance of the shares underlying your vested RSUs cannot be made until at least six months after the Resignation Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.                                      Resignation Date – Your effective date of resignation from the Company is February 29, 2008 (the “Resignation Date”).

2.                                      Description of Severance Benefits – The severance benefits paid to you if you timely sign and return this letter agreement, and do not revoke it, are described in the “Description of Severance Benefits” attached as Attachment A (the “Severance Benefits”).

3.                                      Release – In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), and all employee benefit plans and plan fiduciaries (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105(d), all as amended; the New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann., § 354-A:1 et seq., N.H.

Rev. Stat. Ann. § 275:36 et seq. (equal pay law) and N.H. Rev. Stat. Ann. § 275-E:1 et  seq. (whistleblower protection act), all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., and the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A (Sarbanes-Oxley whistleblower provision), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with or participating in any proceeding before the EEOC or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and further provided that nothing in this letter agreement waives any rights you have to receive your accrued benefits under the Company’s Pension Plan and Supplemental Employees Retirement Plan, in accordance with the respective terms of such plans.

4.                                      Non-Disclosure – You agree that you will keep confidential all non-public information concerning the Company that you acquired during the course of your employment with the Company.

5.                                      Non-Solicitation of Employees - For a period of eighteen (18) months after the Resignation Date, you will not, directly or indirectly, either alone or in association with others, recruit, solicit, or induce for employment or hire or engage as an independent contractor, any person who was employed by the Company at any time during the period of your employment with the Company, except for an individual whose employment with the Company has been terminated for a period of six months or longer.

6.                                      Return of Company Property – You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7.                                      Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

8.                                      Cooperation and Consulting – You agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company.  Your cooperation in connection with such claims or actions shall include, but not be limited to, you being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company.  During the period you are receiving severance pay from the Company, you agree to be available upon reasonable notice to consult with the Company; provided, however, that such assistance will not exceed eight (8) hours per month.  You also agree that you will not be paid any additional consideration for this assistance.

9.                                      Non-Disparagement – To the extent permitted by law, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or any of its directors, officers, employees, agents or representatives or the Company’s business affairs and financial condition.

10.                                Amendment – This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.                                Waiver of Rights – No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.                                Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13.                                Confidentiality – To the extent permitted by law, you understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your agents and your representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company.

14.                                Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.                                Tax Provision – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

16.                                Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign it, and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

17.                                Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement, including Attachment A, with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18.                                Applicable Law and Consent to Jurisdiction – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

19.                                Entire Agreement – This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith.

If you have any questions about the matters covered in this letter agreement, please call.

Very truly yours,

WATTS WATER TECHNOLOGIES, INC.

By:	/s/ Gregory J. Michaud
Name: Gregory J. Michaud
Title: Executive VP of Human Resources

I hereby agree to the terms and conditions set forth above and in Attachment A.  I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A) and I have chosen to execute this on the date below.  I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Paul A. Lacourciere	2-29-08
Paul A. Lacourciere	Date

To be signed and returned no earlier than February 29, 2008 but by March 7, 2008.

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

1.                                       The Company will pay you severance pay in the form of a lump sum totaling $395,825, less all applicable state and federal taxes. This total is calculated using eighteen (18) months of your annual base salary of $223,000 plus $61,325, a discretionary bonus for 2008. This severance pay will be paid no earlier than the eighth (8th) day after execution of this letter of agreement. You will receive a separate check for the value of your deferred non-vested RSUs for the years you participated in the Management Stock Purchase Plan, less all applicable state and federal taxes, no earlier than six (6) months after the Resignation Date.

2.                                       Effective as of the Resignation Date, if you elect to continue receiving group health coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., during the Severance Pay Period (March 1, 2008-August 30, 2009), the Company shall  pay the full COBRA costs associated with the medical and dental coverage you have elected.  The remaining balance of any COBRA premium costs after the Severance Pay Period, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

3.                                       The Company will provide you with Career Transition Services for a period of up to six (6) months through Lee Hecht Harrison (LHH) at a level selected by the Company should you choose to participate in these outplacement assistance services.  Such cost will be paid directly to LHH in accordance with the terms of the Company’s agreement with LHH.